Exhibit 2.2

FORM OF

CERTIFICATE OF CONVERSION

OF

WARRIOR MET COAL, LLC

TO

WARRIOR MET COAL, INC.

This Certificate of Conversion to Corporation is being duly executed and filed by Warrior Met Coal, LLC, a Delaware limited liability company (the “Limited Liability Company”), to convert the Limited Liability Company to Warrior Met Coal, Inc., a Delaware corporation (the “Corporation”), under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) and the General Corporation Law of the State of Delaware (8 Del. C. § 101, et seq.).

1.	The jurisdiction where the Limited Liability Company was first formed is Delaware.

2.	The jurisdiction of the Limited Liability Company immediately prior to filing this Certificate is Delaware.

3.	The date the Limited Liability Company was first formed is September 3, 2015.

4.	The name of the Limited Liability Company immediately prior to filing this Certificate is Warrior Met Coal, LLC.

5.	The name of the Corporation as set forth in the Certificate of Incorporation is Warrior Met Coal, Inc.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Limited Liability Company has executed this Certificate on the         day of April, 2017.

WARRIOR MET COAL, LLC

By:

Name:

Title:	Authorized Person